Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 2500, 645 7TH AVENUE SW CALGARY, ALBERTA T2P 4G8

News Release

Lone Pine Resources Announces Increased 2011 Capital Budget and Corporate Appointments

CALGARY, ALBERTA, November 21, 2011 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE:LPR, TSX:LPR) today announced an operational update from the fourth quarter of 2011 including an increase to the Company’s 2011 capital budget, a commodity risk management update, certain management and board of director appointments and participation in an upcoming investor event.

Operational Update & Capital Budget Increase

To date in the fourth quarter of 2011, Lone Pine has drilled 9 gross (9 net) wells at Evi with a 100% success rate and has completed and brought onstream 8 gross (8 net) wells.  Lone Pine has had considerable success in the second half of 2012 in decreasing the drilling time of its Evi wells.  As a result of this improved operational efficiency, the Company is currently drilling the last two of its previously planned 42 net wells for the year.

Based on the early completion of its planned 2011 Evi drilling program, Lone Pine has increased its 2011 capital budget (excluding acquisitions) to US$250 — US$260 million.  The increase in the capital budget will be allocated to Evi light oil drilling where the Company plans to drill up to an additional 8 net wells prior to year-end.  The increased capital will accelerate the Company’s first quarter of 2012 capital spending and it is not expected that any of the incremental wells will be completed and brought onstream until 2012.  Lone Pine plans to announce its detailed 2012 capital budget and public guidance in early January 2012.

Hedging Update

Lone Pine has entered into additional commodity risk management contracts on 1,000 bbls/d of crude oil for the period of January 1, 2012 to December 31, 2012.  As of November 21, 2011, Lone Pine had NYMEX natural gas and crude oil derivatives in place for the remainder of 2011 and for 2012 covering the aggregate average daily volumes and weighted average prices shown below.

	Fourth	Calendar
	Quarter 2011	2012
Natural Gas Swaps:
Contract Volumes (MMBtu/d)	30,000	25,000
Weighted Average Price (US$/MMBtu)	$4.85	$5.09

Crude Oil Swaps:
Contract Volumes (bbls/d)	2,000	2,000
Weighted Average Price (US$/bbl)	$100.29	$102.35

Contract Volumes (bbls/d)	—	1,000
Weighted Average Price (CDN$/bbl)	—	$100.98

Executive & Board of Director Appointments

Lone Pine is pleased to announce the appointment of Lyle H. Burke as Vice President New Ventures & Technology.  Mr. Burke has over 30 years of petroleum engineering experience and joins Lone Pine from RPS Energy, an international petroleum consulting firm, where he most recently held the position of Vice President, Consulting Services.  Prior to joining RPS Energy’s predecessor APA Petroleum Engineering in 1987, Mr. Burke held various engineering positions with Petro-Canada.  Mr. Burke received a Bachelor of Science in Civil Engineering from the University of Calgary and is a member of APEGGA and the Society of Petroleum Engineers.

Lone Pine is also pleased to announce that Dale J. Hohm was appointed to the Company’s board of directors on November 17, 2011.  Mr. Hohm will serve as Chairman of the Audit and Reserves Committee. Mr. Hohm is the Chief Financial Officer of MEG Energy Corp., a position he has held since March 2004.  Mr. Hohm has over 30 years of corporate finance and accounting experience with 14 years of experience as the Vice President, Finance or Chief Financial Officer of TSX-listed companies engaged in oil and gas, upstream and services businesses.  Mr. Hohm received a Bachelor of Commerce from the University of Alberta and is a Chartered Accountant.

Upcoming Investor Event

Edward J. Bereznicki, Executive Vice President & Chief Financial Officer, will be presenting at the J.P. Morgan “SMid Cap” Conference in New York City on Thursday, December 1, 2011 at 8:00am Eastern Time.  Interested parties can listen to a live webcast and view the presentation slides at http://jpmorgan.metameetings.com/webcasts/smidcap11/directlink?ticker=LPR.  A replay of the presentation will be available on Lone Pine’s website at www.lonepineresources.com for 30 days following the presentation.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000